EXHIBIT 10.26

                                    AGREEMENT

                  This  Agreement  is made on December  10, 1996 by American Red
Cross Tissue Services, ("ARC"), a division of Biomedical Services of The American National Red Cross, a United States corporation chartered by Congress and Osteotech, Inc. ("Osteotech"), a Delaware corporation having its headquarters in Eatontown, New Jersey, as follows:

                  WHEREAS, Osteotech provides high-quality tissue processing services ("Processing") and other related services to entities engaged in procuring and distributing bone and related connective soft tissue for transplantation (collectively, "Tissue"); and

                  WHEREAS, ARC procures and distributes Tissue from various sources, and wishes to contract with Osteotech to process such Tissue; and

                  WHEREAS, ARC wishes to ensure its ability to obtain processing services as well as distribution, education and marketing and, from time to time, other services and Osteotech desires to perform such services and to process Tissue for ARC, provided that ARC agrees to exclusively provide Tissue to Osteotech for Processing, regardless of where it is recovered, under the following agreed terms and conditions;

                  NOW, THEREFORE, the parties agree as follows:



XXXXX Indicates the omission of confidential material pursuant to a request for confidential treatment made in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential material is being filed separately with the Secretary to the Securities Exchange Commission.


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1.       PROCESSING
1.1      Bone and Related Tissues Supplied by ARC
1.1.1 General Undertaking. ARC shall supply all Tissue that it procures exclusively to Osteotech for Processing. Tissue utilized in ARC research and development activities, if any, shall be excluded from this requirement. At Osteotech's request, each month ARC shall use its best efforts to provide to Osteotech for Processing sufficient cortical bone tissue to be processed into Grafton(R)products in order to meet hospital/end user market demand for such products. The Tissue shall be delivered to Osteotech, at ARC's expense, and shall conform to all standards, guidelines, rules, regulations and laws of (i) the United States Food and Drug administration
                  (FDA); (ii) the American Association of Tissue Banks (AATB);
                  (iii) other applicable U.S. federal, state and local government agencies; (iv) any non-U.S. jurisdiction where Tissue may be procured or distributed by or on behalf of ARC;
                  (v) ARC's standard operating procedures ("SOPs") as may be amended from time to time by ARC; and (vi) Osteotech's processing standards as specified in Osteotech's SOPs as may be amended from time to time by Osteotech. All of such standards, guidelines, rules, regulations, laws, procedures and standards are hereinafter referred to as the "Processing Standards." If interpretation of the Processing Standards is required or if there is a disagreement about the interpretation of the Processing Standards, ARC and Osteotech will negotiate in good faith a resolution within thirty (30) days. If there is a conflict between ARC's SOPs and Osteotech's SOPs, ARC and Osteotech will negotiate in good faith a resolution within thirty (30) days. If the issues covered by the preceding two sentences are not resolved within such thirty (30) day period, the parties will mutually agree to a third party who will assist the parties in arriving at a resolution. Recovery Standards shall mean all laws, standards, rules, regulations, procedures and guidelines

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                  related   to   the   donation,    recovery   and   suitability
                  determination of Tissue, including donor referral, informed consent, tissue recovery, pre-processing storage, packaging and shipping and all records, activities and standards related to obtaining, testing, documenting and evaluating serological test results; obtaining, documenting and evaluating medical
                  history  and  lifestyle  data;  and  related   organizational,
                  management and quality assurance activities.

         ARC and Osteotech shall provide each other a copy of its SOPs and copies of any amendments to its SOPs promptly after such amendments are adopted; provided, however, that doing so will not require such party to disclose any trade secrets, technical know how or unpublished scientific data or technical art. Upon reasonable notice and at its own expense, each of Osteotech and ARC shall have the right to conduct an annual audit of the other party's facilities and records related to regulatory compliance. Upon reasonable notice and at its own expense, each of Osteotech and ARC shall have the right to conduct additional audits of the other party's facilities and records related to regulatory compliance in the event there are repeated significant defects in such other party's SOPs, or in such other party's compliance with its SOPs or any applicable Processing Standards.

1.1.2             Volume
         (a) ARC shall procure, store and distribute all Tissue in a manner that assures that such Tissue will conform to the Recovery Standards and the Processing Standards, and shall deliver all such Tissue to Osteotech.
         (b) ARC may increase the volume of donors delivered to Osteotech above the volume set forth in the applicable forecast prepared and agreed to in accordance with subsection (c), provided that it gives Osteotech 90 days

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                  prior written notice for every planned incremental increase of
                  50 donors, unless Osteotech agrees in writing to a shorter notice period for any of these increases.
         (c) Subject to subsection (b), during the term of this Agreement, ARC and Osteotech shall jointly agree upon written forecasts for the Processing of Tissue for the succeeding six months, broken out by month. The first such forecast shall be provided 30 days after the effective date of this Agreement; each such forecast shall be a rolling six month forecast provided each January 1, April 1, July 1 and October 1. If the parties cannot agree upon a forecast for any month, the forecast for such month shall be the average of the forecasts of the parties for the immediately preceding three months.
         (d) Osteotech will arrange with ARC to hold regular production meetings to discuss the forecasts and other processing issues.

1.1.3             Donor Records
         ARC will obtain and maintain all necessary books, records, and data base with respect to the Recovery Standards of ARC (including without limitation donor medical history, donor life style information, serology and blood culture testing), inventory of procured Tissue shipped to Osteotech, inventory of processed Tissue received from Osteotech, and the receipt and processing of all end user orders received from ARC's customers who utilize the Tissue. ARC shall provide to Osteotech, within 15 days of the end of each calendar quarter, data on the Tissue procurement activity of ARC occurring during that quarter. Osteotech shall have the right to audit ARC Tissue donor data upon reasonable prior written notice to ARC.

         ARC shall also obtain and forward to the requesting governmental regulatory agency, in English, such records,

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         within the requisite time period, as may be necessary to satisfy all of the Processing Standards,  including, but not limited to, donor medical
         history,   donor  life  style   information   and  all  donor   testing
         information.

1.2      Processing
1.2.1             General Undertaking
         (a) Processing and packaging of Tissue received by Osteotech pursuant to Section 1.1.2 into currently available finished units of Tissue shall be conducted by Osteotech pursuant to the Processing Standards in accordance with Section 1.2.2. For purposes hereof, Processing shall include all operations necessary to prepare procured Tissue for transplantation.
         (b) Osteotech shall, upon reasonable prior written notice from ARC, permit ARC to change the production plan for a donor determined pursuant to Section 1.2.3(a).

1.2.2             Processes and Methods
         (a) Processing of Tissue will be performed by Osteotech under applicable Processing Standards.
         (b) In the event the FDA implements new or additional regulations applicable to Tissue, Osteotech and ARC shall each implement such changes to its SOPs as are necessary to comply with such FDA regulations. In the event Osteotech is unable or unwilling to implement such changes, ARC shall have the remedy set forth in Section 6.5.
         (c) Osteotech will grant designated ARC personnel access to its facilities to observe all steps of Processing for the purpose of conducting a standard ARC inspection of the Processing
                  Standards. As part of this inspection, all Processing Standards will be made available to the inspectors. If such personnel require access to Osteotech's cleanrooms, the personnel must have on file

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                  with Osteotech  appropriate  blood serum test results and such other tests as Osteotech may require prior to such personnel being granted access to Osteotech's cleanrooms. Osteotech may, at its sole discretion, refuse any individual access to Osteotech cleanrooms for cause. Such denial of access will not be a violation of this Agreement.

1.2.3             Processing Considerations:
         (a) ARC will pre-plan, which will include a written primary and secondary donor plan, the expected production from each donor prior to the scheduled day of processing. If Tissue cannot be processed according to either the primary or secondary donor plan, verbal approval will first be obtained from the procuring ARC Area for changes to the primary or secondary donor plan prior to processing by Osteotech and ARC will confirm by faxed written approval. Osteotech will use its best efforts to maximize the planned yield from each donor.
         (b) Osteotech may present valid evidence to ARC if Osteotech determines that FDA, AATB or other applicable government agency mandated changes in processing techniques or the quality and condition of ARC donor Tissue prevents the achievement of the planned yield provided for in Subsection (a). The parties agree to discuss the implications of such parameters and to determine a reasonable yield based on such new requirements.

         (c) ARC shall undertake reasonable efforts to present a consistent flow of donors to Osteotech with the goal of minimizing end-of-month bunching of donors. Subject to the foregoing sentence, donors received at Osteotech for Processing will be processed within a reasonable period of time from the time (which shall be reviewed at the regular production meetings provided for in Section

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                  1.1.2(d))  (i) all related  required  donor  documentation  is received at Osteotech, (ii) such documentation has been reviewed by Osteotech's Quality Assurance Department and/or Regulatory Affairs Department and (iii) such documentation has been found by such department or departments, as the case may be, to be complete in every respect and to otherwise meet the requirements of the Processing Standards. Once Processing of the donor is complete, subject to the provisions of Sections
                  2.1.1 and 2.1.3(a), all Tissue will be shipped to ARC upon final inspection and release thereof by Osteotech's Quality Assurance Department.

         (d) If the release of processed Tissue back to ARC is delayed due to: (i) Tissue histology of unknown etiology or (ii) microbial contamination of final product, Osteotech will immediately notify the procuring ARC area of the reason for the hold and the approximate time period expected for the hold (in weeks).

         (e)      XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

2.1      TITLE, STORAGE, SHIPPING, REGULATORY COMPLIANCE AND LABELING
2.1.1             Title
         Tissue delivered to Osteotech for Processing, the finished units derived from such Tissue and any other materials or by-products derived from such Tissue shall remain the property of ARC at all times, except that ARC may grant Osteotech written permission to use excess Tissue for research purposes. Osteotech shall not sell, trade or otherwise dispose of ARC Tissue, Allograft units derived from such Tissue or any other materials or by-products derived from such Tissue without the prior written approval of ARC.


XXXXX Indicates the omission of confidential material pursuant to a request for confidential treatment made in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential material is being filed separately with the Secretary to the Securities Exchange Commission.


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2.1.2    Storage
         (a) Osteotech shall, at ARC's election, store ARC Allograft units released by Osteotech awaiting shipment. Such storage shall be in compliance with all applicable portions of the Processing Standards.

         (b) In the event that Tissue which is being processed by Osteotech or held by Osteotech in "quarantine storage", "pre-processing storage", or "post-processing storage" (as such terms are defined or described in the applicable portions of the Processing Standards) is destroyed or rendered unusable while in the possession of Osteotech due to the negligence of Osteotech, Osteotech shall pay to ARC any costs incurred by ARC in procuring and transporting such Tissue to Osteotech.

2.1.3    Shipping
         (a) Except as otherwise provided in a written document signed by both Osteotech and ARC, Osteotech shall ship all finished units of Tissue, other than demineralized bone and items being reworked, derived from a donor received for Processing from a Red Cross Area back to that Area in one shipment by a carrier designated by ARC. Osteotech shall ship finished units of demineralized bone to either the Red Cross Area from which the donor was received or as directed by ARC. All items being reworked will be shipped back to the Red Cross Area from which the donor was received as soon as it is completed and released by Osteotech's Quality Assurance Department. ARC shall be responsible for payment of all shipping costs.


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         (b)      Osteotech  shall ship all finished units of Tissue in shipping containers which meet the requirements specified in the Processing Standards. All packaging and shipping containers
                  must  be  validated  and  the  validation   studies  shall  be
                  available for review by ARC's Quality Assurance and Regulatory Affairs Departments.

         (c) Osteotech shall clearly label each shipping container as containing transplantable tissue and with the addresses of both the shipping and receiving facility. Such labeling shall meet the specifications included in the Processing Standards.

         (d) Each shipment from Osteotech shall include a packaging slip listing the contents and corresponding donor lot and batch numbers, if applicable. All tissue containers in each shipment shall be packed with sufficient materials between containers so that breakage will be minimized.

         (e) ARC will promptly notify Osteotech of any damage to the finished units of Tissue during shipment thereof. Osteotech will file a claim against the shipping carrier for the amount of damage up to ARC's property insurance deductible, currently $25,000. ARC will notify Osteotech of any changes to this property insurance deductible amount during the term of this agreement. Osteotech will be responsible to request that coverage of this amount be provided by the shipping carrier at ARC's cost. The amount recovered from the shipping carrier for claims will be passed on to ARC within 10 days of receipt by Osteotech. Osteotech shall have no liability for any damage to finished Tissue incurred during shipping, except to the extent Osteotech fails to ensure that the shipping carrier has the aforementioned insurance.


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         (f)      Osteotech  shall pay for  shipping,  and related costs arising from the return of finished units of Tissue to Osteotech due to complaints except for Tissue damaged during shipment as specified in (e) above.

2.1.4    Regulatory Compliance and Labeling
         (a)      Osteotech and ARC shall each be responsible for
                  regulatory compliance, including without limitation where applicable, for marketing clearance, for determining the regulatory status of all Tissue and Tissue products and obtaining any facility or establishment regulatory registration. Osteotech and ARC shall each be responsible for regulatory compliance related to Processing and labeling, to include without limitation, product inserts, label content, sales sheets, advertising and product brochure wording. If interpretation of the Processing Standards is required or if there is a disagreement about the interpretation of the Processing Standards, ARC and Osteotech will negotiate a consensus agreement within thirty (30) days.

         (b) Containers of finished units of Tissue must bear a standard ARC bone product Tissue Services label, approved by Osteotech and ARC, that contains the product name and identity code, donor number and expiration date.

         (c) Osteotech shall bear the costs of producing labels in conformance with Section 2.1.4(a). If the labels and/or package inserts are changed by request of ARC, ARC will bear the costs of these changes, including label inventory replacements. Osteotech shall maintain no more than six (6) months of label and package insert inventory by tissue type.


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         (d)      All labeling will be in accordance with Sections
                  2.1.3(b), 2.1.3(c) and 2.1.4(a), and the Processing
                  Standards.

         (e) Specifications for all Tissue products to be processed from ARC donors will be developed and approved according to ARC and Osteotech SOPs. Requests to Osteotech about its ability to accomplish special specifications will be made in writing by ARC and will receive a written response from Osteotech within a reasonable period of time. Requests by ARC for labeling changes, including package inserts, will be responded to by Osteotech in writing within 10 working days indicating its ability to accomplish the changes.

2.2      Liability
         (a) Osteotech agrees to defend, hold harmless, and indemnify ARC against any liability in respect of bodily injury, death, and property damage arising from the negligence or willful misconduct of Osteotech or its directors, officers, employees and agents in the performance of Osteotech's obligations under this Agreement. Such indemnification shall include but not be limited to damages, losses, liabilities, claims, actions, or causes of action sustained or suffered by ARC arising from a breach of Osteotech's obligations hereunder or a defect in any finished unit of Tissue processed by Osteotech under this agreement, to the extent such defect results from an error or omission, or from a failure of workmanship, by Osteotech.

         (b) ARC agrees to defend, hold harmless, and indemnify Osteotech against any liability in respect of bodily injury, death, and property damage arising from the negligence or willful misconduct of ARC or its directors,

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                  officers,  employees  and agents in the  performance  of ARC's obligations under this Agreement. Such indemnification shall include but not be limited to damages, losses, liabilities, claims, actions, or causes of action sustained or suffered by
                  Osteotech   arising   from  a  breach  of  ARC's   obligations
                  hereunder.

         (c) For purposes of subsection (a) above, Osteotech shall be the "indemnifying party" and ARC shall be the "indemnified party" and for the purposes of subsection
                  (b) above, ARC shall be the "indemnifying party" and Osteotech shall be the "indemnified party". The obligations and liabilities of the indemnifying party hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (i) The indemnified party shall give written notice to the indemnifying party of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity contained in Section 2.2(a) hereof, or Section 2.2(b) hereof, as the case may be, stating the nature and basis of said assertion and the amount thereof, to the extent known, immediately upon hearing of the claim or receiving notice thereof.

                  (ii) In the event any action, suit or proceeding is brought against the indemnified party, with respect to which the indemnifying party may have liability under the indemnity agreement contained in subsection
                           (a) hereof, the action, suit or proceeding shall, upon the written agreement of the indemnifying party that it is obligated to

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                           indemnify under the indemnity agreement contained
                           in subsection (a) or (b) hereof, as the case may
                           be, be defended (including all proceedings on
                           appeal or for review which counsel for the defendant shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and shall be kept fully informed of such action, suit or proceeding at all stages thereof, whether or not it is so represented. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation. The parties will render to each other such assistance as they may reasonably require in order to ensure the proper and adequate defense of any such action, suit or proceeding.

               (iii) The indemnifying party shall not make any settlement of any claims without the written
                           consent of the indemnified   party,  which  consent
                           shall not be  unreasonably  withheld or delayed.

                (iv) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.

         (d) The provisions of Section 2.2 shall survive termination of this Agreement.

2.3      Records and Reports
         (a) Osteotech shall maintain on a daily basis, accurate records concerning Tissue received, Tissue processed and in storage at Osteotech and finished units of Tissue

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                  stored and  shipped.  Such  records  shall be available to ARC during normal business hours upon reasonable advance notice at ARC's expense. Osteotech shall not be required to produce any data other than data which it is required to obtain and maintain by the Processing Standards.

         (b) In addition to the information provided in (a), Osteotech shall provide timely reports on each donor showing Tissue processed and shipped. Reports at the time of shipping should include total disposition of all Tissue, including cortical storage, pending reworks and discards.

         (c) Osteotech shall ensure that all information pertaining to ARC will be disclosed only to those Osteotech personnel with a need-to-know who have signed Osteotech's standard confidentiality agreement.

         (d) Osteotech shall notify ARC prior to the release of any ARC donor identifying information, such as donor identifying number, whether pursuant to request of a regulatory or governmental agency or court or administrative order or subpoena. The provisions of this subsection shall survive termination of this Agreement.

         (e) Osteotech shall provide ARC monthly written reports to include:
                  Rework status, cause, projected release date and trend analysis;
                  Complete donor status report for all donors at Osteotech including those in processing;
                  Yield per donor and trend analysis;
                  Value per donor and trend analysis;
                  Sales for all products distributed from Osteotech for ARC;

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                  Complaints   (including  packaging   complaints),   and  trend
                  analysis;  Turnaround  times on donors and  reworks  and trend
                  analysis;   Microbiologic   contamination   rates   and  trend
                  analysis; Reject reports including amounts, explanations and trend analysis.

2.4      New Product Development
         It is the understanding of ARC and Osteotech that each of them may independently develop new products and/or processes or improve upon existing products and/or processes. Therefore,

         (a) Subject to subsection (c), Osteotech shall own all rights, title and interest in and to all information, technology, data, inventions, products, and processes, conceived, made or developed by employees of Osteotech as well as the intellectual property rights based thereon, including but not limited to copyrights and patent rights.

         (b) Subject to subsection (c), ARC shall own all rights, title and interest in and to all information, technology, data, inventions, products, and processes, conceived, made or developed by employees of ARC as well as the intellectual property rights based thereon, including but not limited to copyrights and patent rights.

         (c) Any joint development of information, technology, data, inventions, products, and processes, shall be conducted pursuant to a formal written development agreement signed by Osteotech and ARC and a development budget for the project agreed to in writing by Osteotech and ARC.


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         (d)      The provisions of this Section 2.4 shall survive
                  termination of this Agreement.

2.5      Non-Proprietary New Products
         It is understood and agreed that Osteotech may develop new information, technology, data, inventions, products, and processes (collectively, "new products") jointly with its other customers and that certain of such new products may not be subject to patent or copyright protection ("non-proprietary new products"). ARC agrees that it shall not have access to, or utilize, such non-proprietary new products and shall not be able to cause Osteotech to utilize such non-proprietary new products on ARC's behalf unless and until ARC shall reimburse Osteotech and such other client for one-third (in the aggregate) of the development costs (including without limitation internal direct costs, but excluding internal overhead costs) for such non-proprietary new product as reasonably determined by Osteotech and such client. The methods and bases for determining such development costs shall be disclosed to ARC on a confidential basis. Osteotech shall include a provision identical in substance to the foregoing provision in its agreements with its other significant customers to cover any non-proprietary new products which may be developed jointly hereunder by Osteotech and ARC.

2.6      Shipment of Finished Units and Marketing and Education
         Services
         (a)      At the request of ARC, Osteotech will ship finished units
                  of Tissue to end user customers of ARC in accordance with procedures and protocols established between ARC and Osteotech. Fees for such services will be established at the time such services are requested and are separate from the fees listed in Exhibits 3.1 and 3.2. Fees for these services may be changed from time to time to

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                  reflect changes in services being performed or in the
                  cost of performing these services.

         (b) Osteotech shall provide marketing and education services in accordance with protocols and procedures established between ARC and Osteotech and outlined in Exhibit 2.6.
                  It is anticipated that the level of such services shall be at least equal to those provided by Osteotech during the year ended December 31, 1996. It is anticipated that Osteotech will not charge ARC a fee for such services, provided that Osteotech reserves the right to charge a fee, to be agreed upon by Osteotech and ARC, if the scope or level of such marketing and education services are materially changed or if Osteotech otherwise determines that it cannot provide such services on a cost effective basis. If fees are charged for such services such fees will be separate from the fees listed in Exhibits 3.1 and 3.2.

         (c) Osteotech may provide such other services as are requested by ARC in accordance with protocols and procedures established between ARC and Osteotech. Fees for such services will be established at the time such services are requested and will be separate from the fees listed in Exhibits 3.1 and 3.2. Fees for these services may be changed from time to time to reflect changes in services being performed or in the cost of performing these services.

2.7      Publication and Public Disclosure
         (a) ARC shall have the right to publish or otherwise publicly disclose scientific information or data developed by ARC at its own expense which utilizes or relates to Osteotech's Processing technology, provided, however, that notwithstanding any other provision in this

                  Agreement to the contrary, no such publication or disclosure shall be made by ARC if such publication or disclosure would result in the disclosure of information defined as confidential in Section 4 or would otherwise violate or jeopardize any proprietary rights Osteotech may have with respect to such technology. Publication of jointly developed information will be covered in a separate agreement.

         (b) At least ninety (90) days prior to publication or other public disclosure of any information or data, ARC shall submit to Osteotech for review a draft of the publication or, if oral disclosure, a written copy of the remarks. Osteotech shall then have 60 days to notify ARC of (i) any reasonable changes to the publication or disclosure it deems appropriate, which changes ARC will make so long as they do not change materially the meaning of the information or data being disclosed or published; (ii) any error in the information or data being disclosed, which ARC shall correct upon verification of the error; or (iii) the necessity to delay publication or disclosure to enable the filing of any patent application or regulatory filing if applicable, in which event ARC will delay such publication or disclosure as reasonably requested by Osteotech.

         (c) If there has been no mutual agreement to publish or disclose within ninety (90) days after Osteotech has received the notice and draft of the publication or oral disclosure from ARC, ARC shall again notify, in writing, Osteotech of its intention to publish or disclose and may proceed to do so fifteen (15) days after Osteotech's receipt of such second notice, subject to the provisions of subsection (a).

         (d) Authorship of any publication shall be determined in accordance with normal scientific practice.

         (e) The provisions of this Section 2.6 shall survive termination of this Agreement.

3.       FINANCIAL TERMS
3.1
         (a) ARC will pay Osteotech Processing fees as set forth in Exhibits 3.1 and 3.2. Subject to the terms set forth in Exhibits 3.1 and 3.2, such fees may be adjusted from time to time, but no more frequently than annually, as set forth in Exhibits 3.1 and 3.2. Osteotech shall provide ARC with suggested list prices for Osteotech's proprietary products. The initial suggested list prices are set forth in Exhibit 3.2.

     (b) In the event ARC has requested Osteotech to ship finished units of Tissue to end user customers of ARC in accordance with Section 2.6(a) or to perform additional services in accordance with Section 2.6 (c), ARC will pay Osteotech fees for such services which are to be negotiated prior to institution of such services and which are separate and apart from any fees established in Exhibits 3.1 and 3.2 for Processing services. In the event fees become payable to Osteotech for its performance of marketing and education services in accordance with Section 2.6(b), ARC will pay Osteotech fees for such services which are agreed to by Osteotech and ARC and which are separate and apart from any fees established in Exhibits 3.1 and 3.2 for Processing services. Fees for services performed by Osteotech pursuant to Section 2.6 may be adjusted from time to time to adjust for changes in Osteotech's costs associated with providing such services, or to make adjustment for the addition, deletion or change in services being provided.

         (c) Unless otherwise agreed to in writing by Osteotech, in the event ARC does not deliver all Tissue recovered from a donor to Osteotech, then ARC shall be invoiced by Osteotech for each such donor or part thereof not delivered at the average charge per donor invoiced by Osteotech to ARC during the immediately preceding calendar quarter. Tissue utilized in ARC research and development activities, if any, shall be excluded from this requirement.

3.2      Invoicing and Payment
         (a) Osteotech shall submit invoices in U.S. dollars to ARC for all Processing services rendered in accordance with the then existing fee schedule. The invoice date shall be the date that Osteotech's Quality Assurance Department releases the finished units of Tissue for shipment to ARC or the date that other services being performed for ARC (such as serology testing, shipment of Grafton or shipment of other products to end users on behalf of ARC, etc.), if any, are completed. ARC shall be separately invoiced for services performed in accordance with
                  Section 2.6.

         (b) ARC will pay all invoices within forty-five (45) days of the invoice date. All such payments shall be in U.S. dollars.

         (c) Any balance of any invoice which is not paid within the time specified above, at the option of Osteotech, shall accrue interest at the rate of one percent (1%) per month.

4.       CONFIDENTIALITY
         (a) For purposes of this Agreement, "Confidential Information" means all general and specific knowledge, experience and information that is confidential and of value to ARC or to Osteotech, including without limitation, formulations, designs, products, processes, supplies, methods of manufacture or processing, SOPs, cost data, master files, the nature of research and/or development projects, as well as data relating to them, marketing or business plans, donor data and financial data. It shall also mean any information disclosed to either party by any third party which either ARC or Osteotech is obligated to treat as confidential or proprietary.

         (b) Both parties agree that neither party will, at any time, without the express agreement of the other party, or except as expressly permitted by this Agreement, disclose to any other person or use any Confidential Information of the other party, except for the purposes of performing this Agreement or any successor Agreement or as may be required by law, governmental regulation or court order. Information shall not be considered to be Confidential Information of a party if it can be established that (i) such information was in the possession of the other party prior to disclosure to such other party by the party claiming that it is Confidential Information (the "claiming party") and such information is not otherwise subject to a confidentiality agreement, (ii) such information is then part of the public domain and became so without the breach of this or any other confidentiality agreement by such other party or any of its affiliates, (iii) or such information is developed independently by such other party or becomes known to or acquired by such other party by means other than as a result of a breach of a confidentiality agreement or any fiduciary obligation.

         (c) ARC and Osteotech each agree to require employees, consultants or others granted access to such Confidential Information to execute appropriate Confidentiality Agreements; provided that each organization's agreements are approved by such organization's counsel.

         (d) ARC and Osteotech recognize that violation in any material respect of any provision of subsection (b) may cause irreparable injuries to Osteotech or ARC and agree that ARC or Osteotech shall be entitled to preliminary and final injunctive relief against such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all remedies or rights which ARC or Osteotech shall have at law or in equity for the enforcement of the provisions of this Section. In addition, ARC and Osteotech agree that the party responsible for the breach of confidentiality shall be responsible for all legal fees and other costs and expenses incurred in the successful enforcement of the non-breaching party's rights and remedies under this Section.

         (e) The provision of this Section 4 shall survive the termination of this Agreement.

5.       TERM OF AGREEMENT
         This Agreement shall become effective on January 1, 1997 and shall terminate December 31, 2006. This Agreement shall automatically renew for an additional ten year period unless ARC or Osteotech shall, at least six months prior to the termination date of this Agreement, communicate in writing to the other party, as the case may be, its intention not to renew the Agreement. A

Contract Administration Group ("CAG") shall be formed within 30 days after the effective date of this Agreement. The CAG shall consist of a minimum of four members, two of whom shall be appointed by each of ARC and Osteotech. The CAG shall meet as necessary, but no less than quarterly, to discuss any technical or administrative matters related to this Agreement. The CAG shall conduct a formal review of this Agreement at the end of every three years and the parties will negotiate in good faith modifications of any portion of this Agreement, including financial terms, deemed by either party to be outdated or inappropriate. Such negotiations will be completed within thirty (30) days after the end of each three year period. Modification of the Agreement will be made only by the mutual written agreement of both parties.

6.       TERMINATION
6.1      Either party may terminate this Agreement at any time upon:
         (a) The material breach by the other party of any of its obligations under this Agreement if such breach shall not be cured within ninety (90) days after written notice thereof is given by the non-breaching party to the breaching party; or

         (b)      An adjudication of the other party as bankrupt or
                  insolvent; or the admission in writing by such other
                  party of its inability to pay its debts as they mature;
                  or an assignment by such other party for the benefit of
                  its creditors; or such other party applying for or
                  consenting to the appointment of a receiver, trustee or similar officer for its assets; or the appointment of a receiver, trustee or similar officer for such other party's assets without the application or consent of such other party, if such appointment shall continue undischarged for a period of ninety (90) days; or such
                  other party instituting (by petition, application,
                  answer, consent or otherwise) any bankruptcy, insolvency arrangement or similar proceeding relating to it under the laws of any jurisdiction; or the institution of any bankruptcy, insolvency arrangement or similar proceeding relating to such other party, if such proceeding shall remain undismissed for a period of ninety (90) days; or the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property or assets of such other party, if such judgment, writ, warrant of attachment or execution or similar process shall not be released, vacated or fully bonded within ninety
                  (90) days after its issue or levy.

6.2 ARC may terminate this Agreement at any time upon ninety (90) days' prior written notice to Osteotech if ARC makes a determination to end its program of procuring and distributing Tissue; provided that if ARC resumes such program at any time during the initial ten year term of this Agreement it shall provide prompt written notice of such resumption to Osteotech and this Agreement shall become effective again in accordance with its terms as soon as is practicable, but in no event later than ninety (90) days after such notice is received by Osteotech.

6.3 ARC may terminate this Agreement in whole or in part if and to the extent a third party develops a commercially feasible technology for processing that yields a product with greater safety and efficacy than the product produced by exclusive use of Osteotech's Processing technology and methods as demonstrated and agreed to by a panel of six mutually agreed upon experts using data collected in two well-controlled, scientifically-accepted in-vivo models and Osteotech is unable or unwilling to achieve comparable safety and/or efficacy of that technology within a reasonable time period, not to exceed six months, unless otherwise agreed to by the parties in writing; provided that if six such experts are not available, the parties will use their best efforts to cause such panel to have as many experts (up to six) as are reasonably available. This paragraph may apply to all or a portion of the Tissue products processed by Osteotech for ARC.

6.4 In the event ARC enters into an agreement or arrangement whereby finished units of Tissue processed by Osteotech for ARC are used as part of such third party's technology or product, ARC shall promptly inform Osteotech of its intent to enter into such agreement or arrangement and Osteotech shall have the right to (i) terminate this Agreement at any time upon 90 days prior written notice to ARC without any further obligation to ARC or (ii) renegotiate the terms of this Agreement.

6.5 ARC may terminate this Agreement at any time upon 30 days' prior written notice to Osteotech if Osteotech is unwilling or unable to comply with the provisions of Section 1.2.2(b).

7.       INSURANCE
         (a)      Osteotech agrees to secure and maintain in force
                  reasonable and adequate insurance coverage for
                  Osteotech's Tissue Processing activities, provided such coverage is available at reasonable prices and on reasonable terms, if at all. If such coverage is not available to Osteotech, Osteotech shall inform ARC of the reasons why such coverage is unavailable and shall operate on a self-insured basis to the extent such
                  coverage is not available until such time as such
                  coverage does become available to Osteotech.  Subject to
                  the foregoing, Osteotech will use its best efforts to
                  obtain insurance which will include:  (a) a commercial
                  general liability policy in an amount not less than $10,000,000 combined single limit for each occurrence including professional liability insurance in an amount not less than $10,000,000, each claim specifically insuring claims arising from processing of products or services as described in this Agreement; (b) products liability coverage as applicable to the processing or manufacture of any product or solution of Osteotech under this contact in an amount not less than $10,000,000; (c) an auto liability policy including owned, non-owned, uninsured and under-insured motorists with at least $1,000,000 in coverage; (d) workers' compensation coverage with statutory limits for each jurisdiction where the work required under this contract and an employers' liability policy with at least the following limits, $250,000 per accident, $500,000 per disease in the aggregate, and $250,000 per disease (each employee); (e) property insurance at full replacement value protecting Tissue of ARC in process and storage from the perils of fire, lightning, extended coverage, vandalism, flood, earthquake, theft, and all other perils commonly included in the term "All Risk" form, and in addition, coverage of not less than the insurable value of the property insured by such policy for consequential loss covered by failure of power, either off premises or on, that creates an interruption in service to heating, refrigeration, air conditioning or other electrical equipment and business interruption coverage in the amount of $8 million. Such coverage will include Force Majeure perils.

         (b) Osteotech shall, at its sole expense, keep in force policies of insurance as required (i) by the provisions of Section 7(a) (subject to the conditions set forth in Section 7(a)) and (ii) by statute which will be written as primary policy coverage and not contributing with, or in excess of any coverage which ARC shall carry.

                  Osteotech shall provide ARC with a certificate of insurance or other documentation as proof of insurance required herein prior to commencement of services and renewal certificates within 10 days of expiration or non-renewal of the policies required herein, as long as this Agreement is in effect. Osteotech shall use its best efforts to cause ARC, its directors, officers, employees and agents to be listed as additional insureds with respect to Osteotech's commercial general liability, products liability, auto liability, and property insurance as described herein.

         (c) Osteotech shall require each subcontractor or assignee (if any are permitted by ARC) to procure and maintain insurance of the types and amounts required of Osteotech. In addition, once approved by ARC, the subcontractor or assignees shall sign the hold harmless agreement as it appears in Section 2.2(a) in favor of ARC. If there is any assignment to a majority-owned subsidiary of Osteotech as provided in Section 9 of this agreement, that subsidiary shall meet each requirement of this
                  Section 7.

         (d) ARC shall secure and maintain in force reasonable and adequate insurance coverage for ARC's Tissue procurement and distribution activities. ARC shall deliver to Osteotech certificates of insurance within fifteen (15) days after execution of this Agreement.

         (e) Osteotech shall be liable at all times for damages to or destruction of Osteotech's equipment and material, including the loss of use thereof, regardless of how such damage or destruction occurs, except to the extent otherwise provided in
                  Section  2.2(b).  Except to the extent  otherwise  provided in
                  Section 2.2(b), ARC shall be
                  under no liability to reimburse Osteotech for any such loss or damage thereto, and Osteotech waives any right of subrogation against ARC.

8.       FORCE MAJEURE
         Neither party shall be responsible to the other for nonperformance or delayed performance of the terms and conditions hereof due to acts of God, acts of government, wars, riots, accidents and transportation, fuel or material shortages, or other causes (except strikes), in the nature of force majeure which is beyond its control. To the extent Osteotech is unable to perform
Processing of ARC's Tissue due to such events, Osteotech shall arrange to have ARC's Tissue processed under Osteotech's oversight within 30 days of the occurrence of such event. Notwithstanding the above, in the event of total or partial destruction of any processing facility of Osteotech utilized in the Processing of ARC Tissues, Osteotech shall agree to rebuild such plant or part thereof within a reasonable period of time and agrees to arrange for the Processing, under Osteotech oversight, of ARC Tissue during such period.

9.       ASSIGNMENT
         Except as otherwise expressly herein provided, this Agreement may not be assigned in whole or in part without the prior written consent of the other party, provided that Osteotech may assign its rights under the Agreement to any majority-owned subsidiary of Osteotech without the consent of ARC.

10.      NAME, EMBLEM, PACKAGING, TECHNOLOGY AND TRADEMARK
         (a)      Without the prior written consent of ARC, Osteotech shall
                  have no right to use the trademark or emblem of ARC in connection with its Processing activities or to use the name of ARC for commercial purposes. However, Osteotech may disclose ARC's name as may be required by law or government regulation.

         (b) Except as required by law or government regulations, ARC shall not have the right to use any trademark or emblem of Osteotech, including the name Osteotech, without the prior written consent of Osteotech.

         (c) (i) Nothing in this Agreement shall be interpreted to convey to ARC any trademark, patent or proprietary technology owned by Osteotech; (ii) Nothing in this Agreement shall be interpreted to convey to Osteotech any trademark, patent, or proprietary technology owned by ARC.

         (d) ARC recognizes that Osteotech performs processing services for other clients in addition to ARC, and therefore, agrees that unless specifically developed or customized for ARC or as otherwise provided herein, all packaging and technology used by Osteotech to perform processing services will also be used to perform such services for Osteotech's other clients.

         (e) ARC recognizes that Osteotech processes proprietary forms of tissue and agrees that if it were to distribute these tissues it will do so only under the trademark, packaging, labels and emblems developed and provided by Osteotech.

          (f) ARC shall not advertise or otherwise promote Osteotech proprietary products or processes (including without limitation, Grafton) without Osteotech's prior review and written approval of all such programs and related material.

11.      NOTICES
         All notices and other communications provided for hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, telecopied, with a copy sent promptly thereafter by U.S. mail, or delivered by hand or overnight delivery, as follows.
        If to ARC:                         Chief Operating Officer
                                           ARCTS
                                           2025 E Street, N.W.
                                           Washington, D.C.  20006
                                           Telephone No. (202) 728-6503
                                           Telecopy No.  (202) 659-2439


       If to Osteotech:                   Chief Executive Officer
                                          Osteotech, Inc.
                                          51 James Way
                                          Eatontown, New Jersey 07724
                                          Telephone No. (908) 542-2800
                                          Telecopy No.  (908) 935-0626

or such other person or address as either party may designate by written notice to the other party complying as to delivery with the terms of this Section 11. All such notices and other communications shall be effective (i) if mailed by certified or registered mail, when received as indicated by the return receipt,
(ii) if telecopied, when transmitted, as indicated by the facsimile transmission report, provided same is on a business day in the U.S. (excludes weekends and federal holidays) and, if not, on the next business day, or (iii) if delivered, upon delivery, provided same is on a business day and, if not, on the next business day.

12.      ENTIRE AGREEMENT
         This Agreement sets forth the entire Agreement between the parties. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect.

13.      MODIFICATION
         This Agreement, or any part of section of it, may not be amended or modified except by the written consent of both parties of the Agreement.

14.      APPLICABLE LAW
         This Agreement shall be construed in accordance with the laws of the State of New Jersey.

15.      WAIVER
         Waiver or breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or a different provision of this Agreement.

16.      INDEPENDENT CONTRACTOR
         Osteotech is providing its services hereunder as an independent contractor. Nothing herein shall create any affiliation, partnership or joint venture between the parties hereto, or any employer/employee relationship.

17.      SEVERABILITY
         The provisions of this Agreement shall be severable, and if a court of competent jurisdiction holds any provisions of this

Agreement to be in violation of any applicable law, the remaining provisions shall nevertheless remain in full force and effect.

18.      SUCCESSORS
         This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                                   AMERICAN RED CROSS


Dated: December 18, 1996                        BY:/s/ Philip C. Yenrick
                                                  Philip C. Yenrick, Director
                                                  Contracting Office


                                                   OSTEOTECH, INC.


Dated: December 18, 1996                        BY:/s/ Richard W. Bauer
                                                  Richard W. Bauer, President
                                                  and Chief Executive Officer

                                   EXHIBIT 2.6





                  MARKETING AND EDUCATION SERVICES ARRANGEMENT


Osteotech shall provide American Red Cross marketing and education services as shall be mutually agreed to between the parties from time to time. Such services shall be aimed at expanding the demand for Osteotech processed allograft tissue distributed by American Red Cross. However, Osteotech will not provide such services in a manner that adversely impacts customer relationships of other Osteotech clients.

Services provided by Osteotech may include, but are not limited to:

o Providing support by Osteotech's direct field organization to market and provide medical education for Grafton, other proprietary products and base tissue products.
o Provide support by Osteotech's agency network to market and provide medical education for Grafton and other proprietary products.
o Provide training support for American Red Cross field sales and area personnel.
o        Support in development of sales and marketing materials.
o        Telemarketing support.
o        Participate in sales and marketing planning meetings.

All mutually agreed to marketing and education services of the nature described above shall be provided to American Red Cross by Osteotech without charge. Such services shall be determined, in part, based upon annual business plans provided to Osteotech at least three (3) months prior to the commencement of each American Red Cross fiscal year. To measure the effectiveness of Osteotech provided marketing and education services, American Red Cross shall provide to Osteotech such accurate data as Osteotech may require in such intervals as Osteotech may require.

                               American Red Cross
                           Schedule of Processing Fees
                          (Subject to Conditions Below)
                            Effective January 1, 1997

-------------------------------------------------------------------------------------------------------------------


BASE ALLOGRAFT PROCESSING FEES
                                                                                               FEE

Base Donor Charge (6 or less tissues)                                                     $ XXXXX
Base Donor Charge (7 or greater tissues)                                                    XXXXX
Exception Donor Charge                                                                      XXXXX
Soft Tissue Charge (per set-up)                                                             XXXXX
Irradiation Charge (per donor)                                                              XXXXX
Demineralized Bone Charge (per set-up)                                                      XXXXX
Mandible Charge                                                                             XXXXX
Finishing & Packaging Charge (per unit):
         Freeze-Dried                                                                       XXXXX
         Fresh-Frozen                                                                       XXXXX
         Soft Tissue                                                                        XXXXX
         Demin Shape/Chip/Powder greater than 5cc                                           XXXXX
         Demin Dental Powder                                                                XXXXX
Surgical & Cadaveric Bone (per unit):
         Irradiated                                                                         XXXXX
         Non-Irradiated                                                                     XXXXX
Age Restrictive Donors:
         Finishing & Packaging Charge (per unit)                                            XXXXX
         Irradiation Charge (per donor)                                                     XXXXX

         1. Base processing fees itemized on Exhibit 3.1 shall remain in place from January 1, 1997 through December 31, 1999, provided the number of ARC donors processed by Osteotech in each year, commencing January 1 and ending December 31 of each year, is equal to or greater than the ARC donors processed by Osteotech in the preceding year.

         2. Notwithstanding the above, if ARC fails to provide Osteotech donors for processing equal to or greater than the number of donors provided in the preceding year, then Osteotech shall have the right to increase the processing fees itemized above in an amount not to exceed the Medical Cost Component of the

XXXXX Indicates the omission of confidential material pursuant to a request for confidential treatment made in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential material is being filed separately with the Secretary to the Securities Exchange Commission.

                  Consumer Price Index as is published by the U.S. Department of Labor. The twelve (12) month period to be used to determine the maximum amount of any such increase in fees shall be October 1, through September 30 of the year immediately preceding the year the increase is to be effective.

         3. Subject to 1 above, commencing on January 1, 2000, Osteotech may increase the base processing fees itemized above and on January 1 every second year thereafter (2002, 2004, 2006) in an amount not to exceed the Medical Cost component of the Consumer Price Index as published by the U.S. Department of Labor. The twelve (12) month period to be used to determine the maximum amount of any such increase in fees shall be October 1 through September 30 of the year immediately preceding the year the increase is to be effective (i.e., period ending September 30, 2001, September 30, 2003 and September 30, 2005).

         4. At any time during a year, the base allograft processing fees itemized above may be changed for deletion of services or addition of services not previously provided and included in the fee schedule above.

         5. Notwithstanding 1, 2 or 3 above, if Osteotech's cost to provide base allograft processing services shall increase by more than 5% in any year ending December 31, during the term of this Agreement due to event(s) not directly controlled by Osteotech, such as, but not limited to, changes in federal, state or local government rules, regulations or law, changes in industry standards as published by AATB or the requirements of ARC; Osteotech shall have the right to increase its base allograft processing fees commencing the next January 1 immediately following the event(s) in an amount equal to the total increase in Osteotech's cost to provide such services plus a reasonable profit margin thereon; provided that ARC shall have the right in such event to have a nationally recognized auditing firm, agreeable to Osteotech, review and verify whether such event resulted in any increase of more than 5% in Osteotech's costs.

                                                                     Exhibit 3.2

                               American Red Cross
                           Schedule of Processing Fees
                          (Subject to Conditions Below)
                            Effective January 1, 1997



GRAFTON PROCESSING FEES

                                                                            SUGGESTED                        PROCESSING
                                                                            LIST PRICE                       FEE

GEL
                                              0.5cc                          $ XXXXX                             *

                                              1.0cc                            XXXXX                             *

                                              5.0cc                            XXXXX                             *

                                             10.0cc                            XXXXX                             *

                                             25.0cc                            XXXXX                             *

FLEX

                                          10cm x 2.5cm                         XXXXX                             *

                                            5cm x 5cm                          XXXXX                             *

PUTTY

                                              5.0cc                            XXXXX                             *

                                             10.0cc                            XXXXX                             *


                                    *See Below

1. Each November 1 during the term of this Agreement, Osteotech shall establish and provide to ARC a schedule of the Suggested List Price for all Grafton products and sizes to be effective on January 1.


XXXXX Indicates the omission of confidential material pursuant to a request for confidential treatment made in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential material is being filed separately with the Secretary to the Securities Exchange Commission.

2. Osteotech's processing fee for each product and product size shall be as follows:

           Jan. 1, 1997 - Mar. 31, 1997: XXXXX of the Suggested List Price Apr. 1, 1997 - Jun. 30, 1997: XXXXX of the Suggested List Price Jul. 1, 1997 - Sept. 30, 1997: XXXXX of the Suggested List Price
           Commencing Oct. 1, 1997:           XXXXX of the Suggested List Price


XXXXX Indicates the omission of confidential material pursuant to a request for confidential treatment made in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential material is being filed separately with the Secretary to the Securities Exchange Commission.